Exhibit 99.1
The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493
For Immediate Release: November 19, 2009	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE — The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 31, 2009 was $33.3 million, or $0.73 per share ($0.71 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 31, 2009 increased 9.8 percent to $231.2 million from net sales of $210.6 million for the prior year 13-week fiscal quarter ended November 1, 2008.  Comparable store net sales for the 13-week period ended October 31, 2009 increased 4.3 percent from comparable store net sales for the prior year 13-week period ended November 1, 2008.  Online sales (which are not included in comparable store sales) increased 41.9 percent to $12.5 million for the 13-week period ended October 31, 2009, compared to the 13-week period ended November 1, 2008.

Net sales for the 39-week fiscal period ended October 31, 2009 increased 15.4 percent to $623.8 million from net sales of $540.6 million for the prior year 39-week fiscal period ended November 1, 2008.  Comparable store net sales year-to-date for the 39-week period ended October 31, 2009 increased 9.7 percent from comparable store net sales for the 39-week period ended November 1, 2008.  Online sales (which are not included in comparable store sales) increased 50.8 percent to $34.3 million for the 39-week period ended October 31, 2009, compared to the 39-week period ended November 1, 2008.

Net income for the third quarter of fiscal 2009 was $33.3 million, or $0.73 per share ($0.71 per share on a diluted basis), compared with $29.1 million, or $0.64 per share ($0.62 per share on a diluted basis) for the third quarter of fiscal 2008.

Net income for the 39-week fiscal period ended October 31, 2009 was $85.2 million, or $1.87 per share ($1.83 per share on a diluted basis), compared with $70.1 million, or $1.55 per share ($1.50 per share on a diluted basis) for the 39-week fiscal period ended November 1, 2008.

Management will hold a conference call at 10:00 a.m. EST today to discuss results for the quarter.  To participate in the call, please call (800) 230-1074 and reference the conference code 121328.  A replay of the call will be available for a two–week period beginning November 19, 2009 at 12:00 p.m. EST by calling (800) 475–6701 and entering the conference code 121328.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 405 retail stores in 41 states.   As of the end of the fiscal quarter, it operated 404 stores in 41 states compared with 384 stores in 39 states at the end of the third quarter of fiscal 2008.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

SALES, Net of returns and allowances	$231,238	$210,567	$623,841	$540,632

COST OF SALES (Including buying, distribution, and occupancy costs)	129,121	118,762	352,743	312,937

Gross profit	102,117	91,805	271,098	227,695

OPERATING EXPENSES:
Selling	43,017	39,415	118,121	104,454
General and administrative	7,427	7,000	21,452	17,172
	50,444	46,415	139,573	121,626

INCOME FROM OPERATIONS	51,673	45,390	131,525	106,069

OTHER INCOME, Net	1,192	1,794	3,651	6,163
UNREALIZED LOSS ON SECURITIES	-	(1,800)	-	(1,800)

INCOME BEFORE INCOME TAXES	52,865	45,384	135,176	110,432

PROVISION FOR INCOME TAXES	19,560	16,308	50,015	40,363

NET INCOME	$33,305	$29,076	$85,161	$70,069

EARNINGS PER SHARE:
Basic	$0.73	$0.64	$1.87	$1.55

Diluted	$0.71	$0.62	$1.83	$1.50

Basic weighted average shares	45,709	45,666	45,626	45,273
Diluted weighted average shares	46,719	46,851	46,621	46,563

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	October 31,	January 31,	November 1,
	2009	2009 (1)	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$73,995	$162,463	$92,419
Short-term investments	19,620	19,150	25,963
Accounts receivable, net of allowance of $35, $46, and $32, respectively	4,993	3,734	4,609
Inventory	118,213	83,963	118,202
Prepaid expenses and other assets	20,820	17,655	18,502
Total current assets	237,641	286,965	259,695

PROPERTY AND EQUIPMENT:	292,904	264,154	262,303
Less accumulated depreciation and amortization	(157,905)	(147,460)	(145,548)
	134,999	116,694	116,755

LONG-TERM INVESTMENTS	73,553	56,213	64,446
OTHER ASSETS	4,945	5,468	5,122

	$451,138	$465,340	$446,018

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$36,597	$22,472	$40,515
Accrued employee compensation	30,142	40,460	27,279
Accrued store operating expenses	9,757	7,701	9,143
Gift certificates redeemable	7,079	10,144	5,816
Income taxes payable	7,696	8,649	5,149
Total current liabilities	91,271	89,426	87,902

DEFERRED COMPENSATION	5,961	4,090	4,239
DEFERRED RENT LIABILITY	35,680	34,602	34,744
Total liabilities	132,912	128,118	126,885

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 46,294,580 shares at October 31, 2009, 45,906,265 shares at January 31, 2009, and 46,462,708 shares at November 1, 2008	463	459	465
Additional paid-in capital	75,969	68,894	76,295
Retained earnings	242,885	268,789	243,630
Accumulated other comprehensive loss	(1,091)	(920)	(1,257)
Total stockholders’ equity	318,226	337,222	319,133

	$451,138	$465,340	$446,018

(1) Derived from audited financial statements.